EXHIBIT 3.1

STATE of DELAWARE
CERTIFICATE of INCORPORATION
A STOCK CORPORATION

First:  The name of the corporation shall be PB Capital International, Inc.

Second:  Its registered office is to be located at 16192 Coastal Highway Street, in the city of Lewes, County of Sussex, Zip Code19958. The registered agent is Harvard Business Services, Inc.

Third:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Fourth:  The amount of the total stock of this corporation is authorized to issue is 270,000,000 shares (number of authorized shares) with par value of 0.0001 per share.

Fifth:     The name and mailing address of the incorporator are as follows:

Name Barry Hollander
Mailing address       319 Clematis Street Suite 703
West Palm Beach, FL.  33401

I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, ando certify that the facts herein stated are true, and I hae accordingly hereunto set my hand this 27th day of July, A.D. 2009.

By:	/s/ Barry Hollander
(Incorporator)

NAME:	Barry Hollander

State of Delaware

Secretary of State
Division of Corporations
Delivered 11:26 AM 07/27/2009
FILED 11:26 AM 07/27/2009
SRV 090728337 – 4714300 FILE